EXHIBIT 16.1

December 22, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Farmer Bros. Co.’s Form 8-K dated December 22, 2021, and have the following comments:

1.We agree with the statements made in Item 4.01(a).
2.We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

/s/ DELOITTE & TOUCHE LLP